Exhibit 99 (b)
UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP REAL ESTATE AND ACCUMULATED DEPRECIATION December 31, 2010 (in thousands)
	Initial Cost to Company			Gross Amount at Which Carried at Close of Period
	Land	Buildings, Improvements, and Equipment	Cost Capitalized Subsequent to Acquisition	Land	BI&E	Total		Accumulated Depreciation (A/D)	Total Cost Net of A/D	Encumbrances	Date of Completion of Construction or Acquisition	Depreciable Life
Shopping Centers:
Arizona Mills, Tempe, AZ	$22,017	$147,931	$1,284	$22,017	$149,215	$171,232		$51,496	$119,736	$174,164	1997	50 Years
Fair Oaks, Fairfax, VA	7,667	33,147	72,892	7,667	106,039	113,706		59,487	54,219	250,000	1980	55 Years
The Mall at Millenia, Orlando, FL	22,516	176,577	8,474	22,516	185,051	207,567		60,947	146,620	202,511	2002	50 Years
Stamford Town Center, Stamford, CT	9,537	40,044	86,259	9,537	126,303	135,840		57,499	78,341		1982	40 Years
Sunvalley, Concord, CA	350	65,740	16,631	350	82,371	82,721		56,271	26,450	118,929	1967	40 Years
Waterside Shops, Naples, FL	12,604	66,930	86,827	12,604	153,757	166,361		45,420	120,941	165,000	2003	40 Years
Westfarms, Farmington, CT	5,287	38,638	124,767	5,287	163,405	168,692		86,592	82,100	185,014	1974	34 Years
Other:
Taubman Land Associates (Sunvalley), Concord, CA	42,697			42,697		42,697			42,697	30,000	2006
Peripheral Land	1,547			1,547		1,547			1,547
Construction in Process and Development Pre-Construction Costs			2,553		2,553	2,553			2,553
Total	$124,222	$569,007	$399,687	$124,222	$968,694	$1,092,916	(1)	$417,712	$675,204

The changes in total real estate assets and accumulated depreciation for the years ended December 31, 2010, 2009, and 2008 are as follows:

	Total Real Estate Assets				Accumulated Depreciation
	2010	2009	2008		2010	2009	2008
Balance, beginning of year	$1,094,963	$1,087,341	$1,056,380	Balance, beginning of year	$(396,518)	$(366,168)	$(347,459)
New development and improvements	10,703	12,423	47,908	Depreciation for year	(32,324)	(33,795)	(36,108)
Disposals/Write-offs	(12,750)	(4,801)	(16,947)	Disposals/Write-offs	11,130	3,157	16,676
Transfers In/(Out)				Transfers In/(Out)		288	723
Balance, end of year	$1,092,916	$1,094,963	$1,087,341	Balance, end of year	$(417,712)	$(396,518)	$(366,168)

(1)	The unaudited aggregate cost for federal income tax purposes as of December 31, 2010 was $1.435 billion.